Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Blonder Tongue Laboratories, Inc. on Form S-8 of our report dated March 30, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 appearing in the Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the years ended December 31, 2015 and 2014.

/s/ Marcum llp

Marcum llp

New York, NY

August 25, 2016